InspireMD’s CGuard™ Embolic Prevention System
Featured in Successful Live Case Transmissions at LINC 2018
by Leading Vascular Surgeons

Tel Aviv, Israel— January 30, 2018 - InspireMD, Inc. (NYSE AMER:NSPR), a leader in embolic prevention systems (EPS) / thrombus management technologies and neurovascular devices, today announced that its CGuard™ Embolic Prevention System (EPS) was successfully featured in a live case transmission at the Leipzig Interventional Course (LINC) 2018 on January 30th.

Dr. Antonio Micari and Dr. Fausto Castriota, vascular surgeons with Maria Cecilia Hospital, Cotignola, Italy, performed a live endovascular procedure entitled, “Symptomatic left internal carotid disease in a 79-year old woman,” featuring CGuard™ EPS that was transmitted real time to the congress.

Dr. Fausto Castriota commented, “We have now been using CGuard™ EPS in our routine practice since we were first introduced to it in May 2017 and felt it would be the right system for treating this patient and demonstrating CGuard™ EPS’ advantages. In this case, CGuard™ EPS performed perfectly, as expected. It will continue to be an important tool in the treatment paradigm for carotid artery disease as carotid artery stenting becomes an increasingly viable alternative to the surgical carotid artery endarderectomy procedure in Europe.”

“It is an honor to have our technology featured so prominently at this leading industry conference, especially by these two leading vascular surgeons,” commented James Barry, PhD, Chief Executive Officer of InspireMD. “LINC is one of the leading global forums on new products and methods in the field of vascular medicine, and brings together leading medical professionals from around the world. The fact that CGuard™ EPS was, once again, selected for live case transmission at this leading global conference is strong validation of the uptake we are experiencing with key opinion leaders.”

About InspireMD, Inc.

InspireMD seeks to utilize its proprietary MicroNet™ technology to make its products the industry standard for embolic protection and to provide a superior solution to the key clinical issues of current stenting in patients with a high risk of distal embolization, no reflow and major adverse cardiac events.

InspireMD intends to pursue applications of this MicroNet technology in coronary, carotid (CGuard™), neurovascular, and peripheral artery procedures. InspireMD’s common stock is quoted on the NYSE American under the ticker symbol NSPR and certain warrants are quoted on the NYSE American under the ticker symbol NSPR.WS.

Investor Contacts:

InspireMD, Inc.

Craig Shore

Chief Financial Officer

Phone: 1-888-776-6804 FREE

Email: craigs@inspiremd.com

Crescendo Communications, LLC

David Waldman

Phone: (212) 671-1021

Email: NSPR@crescendo-ir.com